Exhibit 23.5

August 29, 2013

Consent of Expert

I hereby consent to the incorporation by reference in this Registration Statement on Form F-3 and the related prospectus of certain information that I have prepared or supervised the preparation of as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 included in Agnico Eagle Mines Limited’s Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2013, as amended by the Form 20-F/A filed with the SEC on April 2, 2013.  I also consent to the reference to my name under the heading “Experts” in such prospectus.

Yours very truly,

/s/ Daniel Doucet
Daniel Doucet, P.Eng.